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                                                                    Exhibit 99.2

Contact:  Charles A. Bowman
          704-752-4452
          E-mail:  investor@spx.com


             SPX CORPORATION EXPECTS TO AMEND SENIOR CREDIT FACILITY

     CHARLOTTE, NC - December 6, 2002 - SPX Corporation (NYSE:SPW) today announced that it expects to amend its senior secured credit facility. It is expected that upon completion, the total balance outstanding will be reduced by up to $187 million and all maturity dates will be extended to March 2008 or later. The transaction is expected to close on or before December 27, 2002. However, there can be no assurance that the amendment will be completed by this date or under the terms described in this press release.

The expected changes to the agreement include:

    . Refinancing the Tranche A term loan, extending the maturity from September 2004 to March 2008 and reducing the outstanding balance by up to $87 million.
    . Reducing the Tranche B and C term loans by an aggregate of $100 million.
    . Refinancing the company's revolving portion of the senior credit facility, extending the maturity from September 2004 to March 2008 and reducing the capacity from $600 million to $500 million.

     SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.

     Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the company's public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.